Exhibit 99.1

For Immediate Release

BLUE COAT SYSTEMS ANNOUNCES THAT TRADING DATE

FOR STOCK SPLIT WILL BE OCTOBER 4, 2007

SUNNYVALE, Calif., October 1, 2007 – Blue Coat Systems, Inc. (Nasdaq: BCSI), a leader in WAN Application Delivery and Secure Web Gateway, today announced that shares of its common stock will begin trading on the NASDAQ Global Market on a split-adjusted basis on October 4, 2007, rather than October 3, 2007, as had been previously announced by the Company.

As previously announced, on August 16, 2007, the Company’s Board of Directors approved a two-for-one forward stock split of the Company’s common stock. The stock split is being effected by the issuance of a stock dividend of one share of the Company’s common stock for each share of the Company’s common stock issued and outstanding as of the record date of September 13, 2007.

# # #

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provides intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 40,000 appliances worldwide. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

# # #

FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products.

All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ Form 10-K for the year ended April 30, 2007, and Form 10-Q filed for the quarter ended July 31, 2007 with the Securities and Exchange Commission.

Note: Blue Coat and other applicable product names are trademarks or registered trademarks of Blue Coat Systems, Inc. in the United States and other countries. All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contacts:	Investor Contact:

Steve Schick	Carla Chun
Blue Coat Systems	Blue Coat Systems
steve.schick@bluecoat.com	carla.chun@bluecoat.com
408-220-2076	408-220-2318

Anne Smith
Loughlin/Michaels Group for Blue Coat Systems
anne@lmgpr.com
408-313-8089